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                                                                  MEDIA CONTACT:
                                                                  Vicki Cox
                                                                  (410) 277-2063
                                                    FINANCIAL COMMUNITY CONTACT:
                                                                  Ellen Grossman
                                                                  (410) 277-2889


                 PROVIDENT EXECUTIVE GARY GEISEL NAMED PRESIDENT
                           AND CHIEF OPERATING OFFICER


         BALTIMORE (January 9, 2001) Provident Bankshares Corporation (NASDAQ:
PBKS) today named Gary N. Geisel President and Chief Operating Officer of Provident Bankshares Corporation and its principal subsidiary, Provident Bank. Peter M. Martin will continue to serve as Chairman and Chief Executive Officer of the Corporation and the Bank.

         "I am pleased to announce Gary's appointment as our President," Martin said. "He is a skilled and experienced banker with strong personal and professional roots in the communities we serve. I believe that his leadership, combined with that of our executive and senior managers, will continue the market growth and solid financial performance that Provident has achieved over the last 10 years."

      Geisel joined Provident Bank in 1997 as Group Manager of Community Banking. In 1999, he was promoted to the three-member Office of the Chairman reporting to Martin along with Provident executives John F. Novak and Richard J. Oppitz Jr. The Office of the Chairman was responsible for the development and implementation of corporate strategies as well as management of all Provident staff, operations and business units.

         In conjunction with the appointment of the new Provident President, Novak and Oppitz have been named Executive Vice Presidents of Provident Bank. Chief Financial Officer Dennis Starliper has also been named an Executive Vice President of the Bank and will continue as CFO of the Corporation and the Bank.

      Chairman Martin, President Geisel, and Executive Vice Presidents Novak, Oppitz and Starliper will serve as the Bank's executive team. They have been working closely together for the last two years and, in cooperation with the Bank's Group Managers and Managing Directors, will continue to develop and implement Provident's strategic business initiatives. New management structures and reporting assignments within the company will be implemented over the next two months.




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         "I am truly excited by the opportunity to serve as Provident's
President," Geisel said. "We are well positioned for the future, thanks to the successful execution of our business strategies originally established by Pete Martin and his predecessor, Carl Stearn. These accomplishments are the result of the leadership of our management team and the hard work and initiative of employees throughout the organization. We are proud of our accomplishments, yet I believe even greater success lies in our future. We have the opportunity to build on our strong foundation to firmly establish Provident as a banking leader in the highly attractive markets we serve. I look forward to working with the leadership team to refine our business strategies, enhance our financial performance and increase our value to customers, employees and shareholders."

      Geisel has more than 30 years of banking experience. Since joining Provident, he has been responsible for the business initiatives of the Community Banking, Human Resources and Marketing Divisions as well as the Operations Group and the bank's Provident Investment Center subsidiary. Geisel directed Provident's 1997 acquisition of Montgomery County-based Citizens Savings Bank and the 2000 acquisition of Baltimore-based Harbor Federal Savings Bank, as well as the company's growth into the Northern Virginia market and in-store branch expansion with partners Metro Foods, Wal-Mart and Shoppers Food Warehouse.

         Before joining Provident, Geisel served as Executive Vice President, Retail Banking, for Citizens Bank in Laurel, MD. Prior to that, he had been Senior Vice President, Branch Administration, for Equitable Bank in Baltimore and Senior Vice President, Community Banking, for Equibank in Pittsburgh, PA.

         Geisel serves on the boards of directors for Goodwill Industries and Westminster House and the advisory board of the National Aquarium. He is a past board member of the Maryland Bankers Association and the Prince George's Community Foundation.

      A graduate of Edinboro University at Pennsylvania, Geisel also received his MBA degree from Duquesne University in Pittsburgh, PA. He lives in Severna Park, MD, with his wife and son.

      Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With more than $5.7 billion in assets, Provident serves individuals and businesses in the dynamic Baltimore-Washington corridor through a network of 98 offices in Maryland, Northern Virginia and southern York County, PA. Provident Bank also offers related financial services through its wholly owned subsidiaries. Mutual funds, annuities and insurance products are available through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com
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